Exhibit 99.1

Kodak Reports Q1 Net Earnings of $7 Million with Continued Growth in Key Product Areas

ROCHESTER, N.Y.--(BUSINESS WIRE)--May 9, 2017--Eastman Kodak Company (NYSE:KODK) today reported financial results for the first quarter 2017, delivering net earnings of $7 million and continued strong growth in its KODAK SONORA Process Free Plates, KODAK FLEXCEL NX Packaging and KODAK PROSPER Inkjet businesses.

Highlights include:

  GAAP net earnings of $7 million for the quarter ended March 31, 2017, an improvement of $22 million compared with the quarter ended March 31, 2016.
  Operational EBITDA for the quarter of $8 million compared with $19 million for the first quarter of 2016.
  Revenues for the quarter of $357 million compared with revenues of $377 million for the first quarter of 2016, down $20 million or 5 percent. On a constant currency basis revenues were down $14 million or 4 percent.
  The company ended the first quarter with a cash balance of $378 million, a decrease in cash of $56 million for the first quarter of 2017. This reflects the use of cash in working capital items such as seasonal inventory increases for revenues during the remainder of the year.
  Key product lines achieved strong growth for the quarter:
    Annuities revenue for KODAK PROSPER Inkjet grew by 26 percent.
    Volume for KODAK SONORA Process Free Plates grew by 24 percent.
    Volume for KODAK FLEXCEL NX Plates grew by 22 percent.
  As previously announced the company made a strategic decision to retain the PROSPER business and has recast financial results to reclassify PROSPER into continuing operations of the company within the Enterprise Inkjet Systems Division.

  The company announced a revision to its reporting structure, moving the Micro 3D Printing business within the Micro 3D Printing and Packaging Division (MPPD) into a new division named Advanced Materials and 3D Printing Technology (AM3D), which also includes the operations of the prior Intellectual Property Solutions Division, and creating the standalone Flexographic Packaging Division (FPD), formerly part of MPPD.
  The company adjusted 2017 guidance to reflect the retention of PROSPER as well as supplier price increases in aluminum impacting Kodak’s largest division. The company now expects revenues of $1.5 billion to $1.6 billion and Operational EBITDA of $105 million to $120 million. Net earnings for 2016 was $16 million. The adjusted 2017 guidance reflects a 40 to 60 percent improvement over 2016 comparable Operational EBITDA of $75 million.

“I’m pleased with our continued profitability and by the strong performance of our growth engines — SONORA Plates, FLEXCEL NX Packaging and the PROSPER Inkjet business” said Jeff Clarke, Kodak Chief Executive Officer. “We expect continued strong execution in these growth businesses, which will continue to increase our quality of earnings.”

Revenues in the first quarter of 2017 were $357 million, a 5 percent decline from the first quarter of 2016 or 4 percent on a constant currency basis. The decrease was primarily driven by pricing pressures in the pre-press plates business and the expected continued decline in legacy consumer inkjet printer cartridge sales. Partially offsetting these impacts was growth in PROSPER annuities, SONORA Plates and FLEXCEL NX Plates. GAAP net earnings were $7 million for the quarter ended March 31, 2017, an improvement of $22 million compared with the first quarter 2016. The company delivered first quarter Operational EBITDA of $8 million, consistent with the company’s expectations but down $11 million compared with the first quarter of 2016, or $9 million on a constant currency basis.

The company ended the quarter with a cash balance of $378 million, down $56 million from the December 31, 2016 balance of $434 million.

“The increased use of cash in the first quarter compared with the prior year is consistent with our expectations” said David Bullwinkle, Kodak Chief Financial Officer. “Our higher use of cash in Q1 2017 primarily reflects an increased seasonal build of inventory, year-over-year reduction in Operational EBITDA and non-recurring items last year. In total for the remaining 9 months of 2017, we expect to generate cash.”

Print Systems Division (PSD), Kodak’s largest division, had Q1 revenues of $213 million, an 8 percent decline compared with Q1 2016. Operational EBITDA for the quarter was $13 million, a 28 percent decline compared with the same period a year ago. The decline was due primarily to pricing pressures in digital plates.

For the quarter, the KODAK SONORA Plates line delivered strong performance, with volume increasing by 24 percent compared with the same period a year ago. Total year-over-year plate volume remained stable, due to SONORA Plates growth and the success of new products, including SONORA UV Process Free Plates.

Enterprise Inkjet Systems Division (EISD), including the KODAK VERSAMARK and KODAK PROSPER businesses, had Q1 revenues of $37 million, compared with $34 million in the same period in 2016, an increase of 9 percent. Operational EBITDA was negative $1 million, an improvement of $4 million compared with Q1 of 2016. On a constant currency basis, operational EBITDA improved by $5 million.

For the first quarter of 2017 the PROSPER business continued to deliver improved performance with year-over-year annuity growth of 26 percent.

In April, Kodak also announced it will continue to invest in its next-generation ULTRASTREAM inkjet writing technology, and expects products built with ULTRASTREAM technology to go to market in 2019.

The newly established Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging businesses, which include SR and letterpress plates, proofing products and services. FPD had strong performance for the quarter, driven by consistent growth in KODAK FLEXCEL NX Plates. Revenues for Q1 were $33 million, an increase of $4 million or 14 percent over the same period a year ago. Operational EBITDA was $6 million, an increase of $2 million compared with the first quarter of 2016.

In April, Kodak commenced the $15 million expansion of its Weatherford, Oklahoma manufacturing facility to accommodate the production of KODAK FLEXCEL NX Plates. For the quarter, FLEXCEL NX revenues were $24 million, a 19 percent improvement over the prior-year period and FLEXCEL NX Plate volume continued to deliver strong growth in all regions, increasing by 22 percent year over year.

Software and Solutions Division (SSD) delivered Q1 revenues of $21 million, down from $22 million in the same period last year. Operational EBITDA was $1 million, down $1 million compared with the prior-year period.

Consumer and Film Division (CFD) revenues for Q1 were $49 million, down 14 percent from $57 million in Q1 of 2016. Operational EBITDA declined from $7 million in the same period last year to negative $3 million, primarily driven by a $5 million revenue decline in consumer inkjet. Additionally, the prior year included $3 million related to the fulfillment of motion picture film commitments.

The newly established Advanced Materials and 3D Printing Technology Division (AM3D) represents Kodak’s research lab and associated new business opportunities including touch sensor films with copper mesh technology and intellectual property licensing not directly related to other business divisions. AM3D had Operational EBITDA of negative $8 million, compared to negative $7 million for Q1 2016. The division continues to expand its efforts in developing new materials for 3D printing and light-blocking materials.

In Micro 3D printing, the division continued to progress favorably with several customer technical evaluations of touch sensors for industrial designs.

Eastman Business Park Division (EBP) had revenues of $4 million, flat with revenues for the first quarter 2016. Operational EBITDA was flat compared with the same period a year ago. During the quarter, the division signed lease agreements with the Park’s first photonics company tenant and an energy storage company.

Revenue and Operational EBITDA Q1 2017 vs. Q1 2016

($ millions)

Q1 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$213	$37	$33	$21	$49	$-	$4	$357
Operational EBITDA b/f corp costs*	25	1	8	3	1	(8)	-	30
Corporate SGA	12	2	2	2	4	-	-	22
Operational EBITDA*	13	(1)	6	1	(3)	(8)	-	8

Q1 2016 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$231	$34	$29	$22	$57	$-	$4	$377
Operational EBITDA b/f corp costs*	30	(2)	6	3	10	(7)	-	40
Corporate SGA	12	3	2	1	3	-	-	21
Operational EBITDA*	18	(5)	4	2	7	(7)	-	19

Q1 2017 Actuals vs. Q1 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(18)	$3	$4	$(1)	$(8)	$-	$-	$(20)
Operational EBITDA b/f corp costs*	(5)	3	2	-	(9)	(1)	-	(10)
Corporate SGA	-	1	-	(1)	(1)	-	-	(1)
Operational EBITDA*	(5)	4	2	(1)	(10)	(1)	-	(11)

Q1 2017 Actuals on constant currency** vs. Q1 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(15)	$4	$4	$-	$(7)	$-	$-	$(14)
Operational EBITDA*	(5)	5	2	(1)	(9)	(1)	-	(9)

* Total Operational EBITDA, Operational EBITDA before corporate costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2017 foreign exchange impact using foreign exchange rates for the three months ended March 31, 2016, rather than the actual exchange rates in effect for the three months ended March 31, 2017.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2016 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this first quarter 2017 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis;
  2016 Comparable Operational EBITDA;
  Expected decline in Consumer Inkjet Operational EBITDA before Corporate Costs; and
  Operational EBITDA before Corporate Cost.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended March 31, 2016, rather than the actual exchange rates in effect for the three months ended March 31, 2017.

This press release also contains a forward-looking estimate of full-year 2017 Operational EBITDA. Kodak is unable to provide a reconciliation of full-year 2017 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset impairments, foreign exchange gains / losses, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full-year 2017 projected net income / loss to an Operational EBITDA projection.

The following table reconciles the most directly comparable GAAP measure of Net Earnings (Loss) Attributable to Eastman Kodak Company to Operational EBITDA and Operational EBITDA on a constant currency basis for the three months ended March 31, 2017 and 2016, respectively:

(in millions)
	Q1 2017	Q1 2016	$ Change	% Change
Net Earnings (Loss) Attributable to Eastman Kodak Company (GAAP basis)	$7	$(18)	$25	-139%
Net income attributable to noncontrolling interests (6)	-	3	(3)	-100%
Net Earnings (Loss)	$7	$(15)	$22	-147%
All Other (1)	-	(3)	3	-100%
Corporate components of pension and OPEB income (2)	(36)	(41)	5	-12%
Depreciation and amortization	19	30	(11)	-37%
Restructuring costs and other (3)	13	5	8	160%
Stock-based compensation	2	2	-	0%
Consulting and other costs (4)	1	1	-	0%
Idle costs (5)	1	1	-	0%
Other operating expense, net (6)	10	14	(4)	-29%
Interest expense (6)	8	16	(8)	-50%
Other (income) charges, net (6)	(20)	1	(21)	-2100%
Provision for income taxes (6)	3	7	(4)	-57%
Loss from discontinued operations, net of income taxes (6)	-	1	(1)	-100%
Operational EBITDA	$8	$19	$(11)	-58%
Impact of foreign exchange (7)	2		2
Operational EBITDA on a constant currency basis	$10	$19	$(9)	-47%

The following table reconciles the most directly comparable GAAP measure of Net Earnings Attributable to Eastman Kodak Company to 2016 Comparable Operational EBITDA for the twelve months ended December 31, 2016:

		Prosper				2017 Projected
		Discontinued	Change in	FY 2016 As	2017 Projected	Operational
	FY 2016 As	Operations	Segment Measure	Adjusted	Operational	EBITDA
(in millions)	Reported	Reclass (9)	of Profitability (10)	(Unaudited)	EBITDA	Improvement - %
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$15	$-	$-	$15
Net income attributable to noncontrolling interests (6)	1	-	-	1
Net Earnings	$16	$-	$-	$16
All Other (1)	(3)	-	-	(3)
Corporate components of pension and OPEB income (2)	(161)	-	-	(161)
Depreciation and amortization	102	3	-	105
Restructuring costs and other (3)	16	-	-	16
Overhead supporting, but not directly absorbed by discontinued operations	15	(15)	-	-
Stock-based compensation	8	-	-	8
Consulting and other costs (4)	5	1	1	7
Idle costs (5)	3	-	-	3
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (8)	3	-	-	3
Other operating expense, net (6)	16	-	-	16
Interest expense (6)	60	-	-	60
Loss on early extinguishment of debt (6)	4	-	-	4
Other charges, net (6)	4	-	-	4
Reorganization items, net (6)	(6)	-	-	(6)
Provision for income taxes	32	1	-	33
Loss from discontinued operations, net of income taxes	30	(28)	-	2
Operational EBITDA	$144	$(38)	$1	$107
Impact of foreign exchange (11)				(6)
Increases in price of aluminum (12)				(13)
Expected decline in Consumer Inkjet Business Operational EBITDA before Corporate Costs				(13)
2016 Comparable Operational EBITDA				$75	$105 - $120	40% - 60%

The following table reconciles the most directly comparable GAAP measure of Consumer and Film Division Operational EBITDA (Segment Measure) to the expected decline in Consumer Inkjet Business Operational EBITDA:

	2017 FY
(in millions)	Projected	2016 FY Actual	$ Change
Consumer and Film Division Operational EBITDA (Segment Measure)	$(8)	$16	$(24)
Consumer and Film Division Corporate Costs	14	10	4
Motion Picture, Industrial Chemicals and Films and Consumer Products Operational EBITDA before Corporate Costs	4	(3)	7
Consumer Inkjet Operational EBITDA before Corporate Costs	$10	$23	$(13)

The following tables reconcile the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) to Operational EBITDA before Corporate Cost for each Division for the three months ended March 31, 2017 and 2016, respectively:

(in millions)	For the Three Months Ended March 31, 2017
						Advanced
		Enterprise	Flexographic			Materials and	Eastman
	Print	Inkjet	Packaging	Software and	Consumer	3D Printing	Business
	Systems	Systems	Printing	Solutions	and Film	Technology	Park	Total
Operational EBITDA (Segment Measure)	$13	$(1)	$6	$1	$(3)	$(8)	$-	$8
Corporate Costs	12	2	2	2	4	-	-	22
Operational EBITDA Before Corporate Costs	$25	$1	$8	$3	$1	$(8)	$-	$30

(in millions)	For the Three Months Ended March 31, 2016
						Advanced
		Enterprise	Flexographic			Materials and	Eastman
	Print	Inkjet	Packaging	Software and	Consumer	3D Printing	Business
	Systems	Systems	Printing	Solutions	and Film	Technology	Park	Total
Operational EBITDA (Segment Measure)	$18	$(5)	$4	$2	$7	$(7)	$-	$19
Corporate Costs	12	3	2	1	3	-	-	21
Operational EBITDA Before Corporate Costs	$30	$(2)	$6	$3	$10	$(7)	$-	$40

Footnote Explanations:

(1)	RED utilities variable interest entity, which was deconsolidated on December 31, 2016 (interest and depreciation of RED are included in the respective lines in the table).
(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailments and settlement components of pension and other postretirement benefit expenses.
(3)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $6 million, $1 million and $1 million of inventory write-downs included in cost of revenues for the three months ended March 31, 2017 and 2016, and the twelve months ended December 31, 2016, respectively.
(4)	Consulting and other costs are professional services and internal costs associated with certain corporate strategic initiatives.
(5)	Consists of third party costs such as security, maintenance and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(6)	As reported in the Consolidated Statement of Operations.
(7)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three months ended March 31, 2016, rather than the actual exchange rates in effect for the three months ended March 31, 2017.
(8)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are now excluded from the measure of segment profit and loss.
(9)	The results of the Prosper business were previously presented as discontinued operations and excluded from Operational EBITDA. As the held for sale criteria were no longer met as of March 31, 2017, the results of the Prosper business have been reclassified from discontinued operations to continuing operations and are included in Operational EBITDA. Overhead costs no longer absorbed by the Prosper discontinued operations were also excluded from segment earnings while the business was reported in discontinued operations. As the Prosper business is no longer reported in discontinued operations, overhead allocations are included in Operational EBITDA as part of the Enterprise Inkjet Solutions segment loss.
(10)	During the first quarter of 2017 the segment measure was changed to exclude internal costs associated with corporate strategic initiatives. The segment measure already excluded external costs associated with those initiatives. Additionally, third party costs associated with incremental idle building space has been added to idle costs.
(11)	The impact of foreign exchange represents the impact on 2017 Operational EBITDA using the foreign exchange rates as of February 28, 2017 in comparison to the average quarterly exchange rates for periods ending March 31, 2016; June 30, 2016; September 30, 2016; and December 31, 2016.
(12)	The impact of aluminum represents 2017 projected aluminum costs using the London Metal Exchange aluminum price on May 1, 2017 compared to 2016 actual costs of aluminum.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended March 31,
	2017	2016
Revenues
Sales	$280	$297
Services	77	80
Total net revenues	357	377
Cost of revenues
Sales	222	236
Services	52	53
Total cost of revenues	274	289
Gross profit	83	88
Selling, general and administrative expenses	53	45
Research and development costs	15	15
Restructuring costs and other	7	4
Other operating expense, net	10	14
(Loss) earnings from continuing operations before interest expense, other (income) charges, net, and income taxes	(2)	10
Interest expense	8	16
Other (income) charges, net	(20)	1
Earnings (loss) from continuing operations before income taxes	10	(7)
Provision for income taxes	3	7
Earnings (loss) from continuing operations	7	(14)
Loss from discontinued operations, net of income taxes	—	(1)
Net earnings (loss)	7	(15)
Less: Net income attributable to noncontrolling interests	—	3
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$7	$(18)

The notes accompanying the Company’s first quarter 2017 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$378	$434
Receivables, net	288	311
Inventories, net	308	271
Other current assets	21	21
Current assets held for sale	2	2
Total current assets	997	1,039
Property, plant and equipment, net of accumulated depreciation of $360 and $343, respectively	326	342
Goodwill	88	88
Intangible assets, net	113	121
Restricted cash	36	36
Deferred income taxes	37	35
Other long-term assets	120	115
TOTAL ASSETS	$1,717	$1,776

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable, trade	$179	$200
Short-term borrowings and current portion of long-term debt	6	6
Other current liabilities	208	211
Total current liabilities	393	417
Long-term debt, net of current portion	404	405
Pension and other postretirement liabilities	581	603
Other long-term liabilities	239	268
Total liabilities	1,617	1,693

Commitments and contingencies (Note 8)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	158	156

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	638	641
Treasury stock, at cost	(8)	(8)
Accumulated deficit	(261)	(268)
Accumulated other comprehensive loss	(427)	(438)
Total shareholders’ deficit	(58)	(73)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT	$1,717	$1,776

The notes accompanying the Company’s first quarter 2017 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Nicholas Rangel, 585-615-0549
nicholas.rangel@kodak.com
or
Investors:
Kodak
Bill Love, 585-724-4053
shareholderservices@kodak.com